Exhibit 5.1

OPINION AND CONSENT OF SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

February 10, 2010

Overland Storage, Inc.

4820 Overland Avenue

San Diego, California 92123

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Overland Storage, Inc., a California corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 1,943,087 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), that may be issued pursuant to stock awards as follows:

(a) 1,821,421 shares of Common Stock, reserved for issuances under the Overland Storage, Inc. 2009 Equity Incentive Plan (the “2009 Plan”) comprised of:

(i) 416,666 shares of Common Stock reserved for new awards to be granted under the 2009 Plan; and

(ii) up to 1,404,755 shares of Common Stock which are subject to any outstanding awards under the Company’s 1995 Stock Option Plan, 1997 Executive Stock Option Plan, 2000 Stock Option Plan, 2001 Supplemental Stock Option Plan, and 2003 Equity Incentive Plan as amended and restated (collectively, the “Prior Plans”) that, after January 5, 2010, are either forfeited or are repurchased at original cost by the Company plus any shares that are not issued to the award holder as a result of a Prior Plan outstanding award being exercised or settled for less than the full number of shares that are subject to such exercise or settlement; and

(b) 121,666 shares of Common Stock which are currently reserved for issuance upon the exercise of outstanding inducement stock option agreements described in the Registration Statement (the “Option Agreements”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the authorization and adoption of the 2009 Plan and the Option Agreements. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that either (i) the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and such Stock Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 416 of the California General Corporation Law (“Section 416”), or (ii) the Shares will be uncertificated in accordance with Section 416 and the Company’s Amended and Restate Bylaws, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records. We have further assumed that (a) shares currently reserved will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to the 2009 Plan, the Option Agreements, or any award agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We also have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, it is our opinion that, if, as and when the Shares are issued and sold in accordance with the Registration Statement (and the consideration therefor received) (i) in the case of the Shares to be issued pursuant to the 2009 Plan, pursuant to the provisions of the 2009 Plan and the award agreements provided for under the 2009 Plan, and (ii) in the case of the Shares to be issued pursuant to the Option Agreements, in accordance with the terms of the Option Agreements, such shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the California General Corporation Law and reported decisions of the California courts interpreting these laws.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2009 Plan, the Prior Plans, the Option Agreements, or the shares of the Company’s Common Stock issuable pursuant to any of the foregoing.

Respectfully submitted,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

Sheppard, Mullin, Richter & Hampton LLP